Exhibit 10.1

Execution Copy

AGREEMENT

This AGREEMENT (this “Agreement”) is dated as of April 12, 2013, and is by and between ALTISOURCE SOLUTIONS S.À R.L., a private limited liability company (“société à responsabilité limitée”) incorporated under the laws of the Grand Duchy of Luxembourg, having its registered offices at 291, route d’Arlon, L-1150 Luxembourg, registered at the Luxembourg companies and trade register under number B147.268 (“Altisource”), OCWEN FINANCIAL CORPORATION, a corporation organized under the laws of the State of Florida (“OFC”), and OCWEN MORTGAGE SERVICING, INC., a corporation incorporated under the laws of the United States Virgin Islands (“OMS”) (OFC and OMS are referred to herein collectively as “Ocwen”, or OFC, OMS, and each of their Subsidiaries and Affiliates, and each other entity in which OFC, OMS, and each of their Subsidiaries and Affiliates own any equity interest, together, the “Ocwen Group”) (Altisource and Ocwen are referred to herein individually as a “Party”, and collectively as the “Parties”).

RECITALS

Whereas, on August 10, 2009, Altisource and OFC executed and delivered that certain Services Agreement (as amended, the “OFC Services Agreement”), and on October 1, 2012, Altisource and OMS executed and delivered that certain Services Agreement (as amended, the “OMS Services Agreement”) (the OFC Services Agreement and OMS Services Agreement together, the “Services Agreements”);

Whereas, on August 10, 2009, pursuant to Section 4(a) of the OFC Services Agreement, Altisource and OFC executed and delivered that certain Services Letter (as amended, the “OFC Services Letter”), and on October 1, 2012, pursuant to Section 4(a) of the OMS Services Agreement, Altisource and OMS executed and delivered that certain Services Letter (as amended, the “OMS Services Letter”) (the OFC Services Letter and OMS Services Letter together, the “Services Letters”), which, among other things, provided that Altisource shall provide to the Ocwen Group certain services, including, but not limited to, valuation services, property preservation and inspection services, real estate owned sales services, trustee services, title services, insurance services, due diligence services, mortgage charge off collection services, and mortgage fulfillment and underwriting services (the “Services”);

Whereas, on August 10, 2009, Altisource and OFC also executed and delivered that certain Intellectual Property Agreement, Technology Products Services Agreement, and Data Center, Disaster Recovery Services Agreement and Support Services Agreement (as amended, collectively, the “OFC Ancillary Services Agreements”), and on October 1, 2012, Altisource and OMS also executed and delivered that certain Intellectual Property Agreement, Technology Products Services Agreement, Data Center and Disaster Recovery Services Agreement and Support Services Agreement (as amended, collectively, the “OFC Ancillary Services Agreements”), (the OFC Ancillary Services Agreements and OMS Ancillary Services Agreements together, the “Ancillary Services Agreements”); which, among other things, provided that Altisource shall provide to the Ocwen Group certain services, including, but not limited to, the licensing of licensed intellectual property, technology products and services, data center and disaster recovery services (the “Ancillary Services”);

Whereas, on February 15, 2013, Ocwen acquired certain mortgage servicing platform assets of Residential Capital, LLC (the “ResCap Business”);

Whereas, the Parties desire to establish certain additional terms relating to the application of the Services Agreements, the Services Letters and the Ancillary Services Agreements, in connection with the provision of Services and Ancillary Services to Ocwen’s ResCap Business; and

Whereas, capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Services Agreements, the Services Letters and the Ancillary Services Agreements, as context dictates.

AGREEMENT

In consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties hereto, intending to be legally bound, hereby agree as follows:

1.                                      Exclusivity.  During the term of the Services Agreements and Ancillary Services Agreements, except as prohibited by applicable law, Altisource shall be the exclusive provider of Services and Ancillary Services to the Ocwen Group, with respect to the ResCap Business, which Services and Ancillary Services shall include, but not be limited to, valuation services, property preservation and inspection services, real estate owned sales services, trustee services, title services, insurance services, due diligence services, mortgage fulfillment and underwriting services, mortgage charged-off and deficiency collection services, technology products and services, licensed intellectual property, and data center and disaster recovery services.  In furtherance of the foregoing, during the term of the Services Agreements and Ancillary Services Agreements, Ocwen agrees, on its own behalf and on behalf of all other members of the Ocwen Group, not to establish, on its own or with the assistance of third parties, fee-based businesses that would directly or indirectly compete with the provision by Altisource to the Ocwen Group of Services and Ancillary Services with respect to the ResCap Business.  As used herein:

“Affiliate” or “Affiliates” means with respect to any Person: (a) any directly or indirectly wholly owned Subsidiary of such Person; (b) any Person that directly or indirectly owns 100% of the voting stock of such Person; or (c) a Person that controls, is controlled by, or is under common control with such Person.  As used herein, “control” of any entity means the possession, directly or indirectly, through one or more intermediaries, of the power to direct or cause the direction of the management or policies of such entity, whether through ownership of voting securities or other interests, by contract, or otherwise.  Furthermore, with respect to any Person that is partially owned by such Person and does not otherwise constitute an Affiliate (a “Partially Owned Person”), such Partially Owned Person shall be considered an Affiliate of such Person for purposes of this Agreement if such Person can, after making a good faith effort to do so, legally bind such Partially Owned Person to this Agreement.

“Subsidiary” or “Subsidiaries” of any Person means any corporation or other organization whether incorporated or unincorporated of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries; provided, however, that any Person that is not wholly owned by any other Person shall not be a Subsidiary of such other Person unless such other Person controls, or has the right, power, or ability to control that Person.

“Person” means an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity, and any governmental authority.

2.                                      Best Efforts.  The Parties will use Best Efforts (as defined herein) to ensure that the loans associated with Ocwen’s ResCap Business are boarded onto Altisource’s REALServicing® life-of-loan, residential servicing software pursuant that certain boarding schedule as agreed by the Parties. As used herein, “Best Efforts” means the commercially reasonable best efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible.

3.                                      Marketing and Promotion.  During the term of the Services Agreements and Ancillary Services Agreements, each member of the Ocwen Group shall market, promote, and encourage its third party relationships to engage Altisource for the provision of services offered by Altisource.  To the extent the Ocwen Group directs or has control over the selection of the service provider of services to the Ocwen Group’s third party relationships, the Ocwen Group shall require its third party relationships to use Altisource for those services that Altisource provides.  To the extent the Ocwen Group does not direct or have control over the selection of the service provider of services to the Ocwen Group’s third party relationships, the Ocwen Group shall market, promote and encourage its third party relationships to use Altisource for those services that Altisource provides.

4.                                      Other Agreements.  Contemporaneously with or prior to the execution and delivery of this Agreement, it is acknowledged and agreed that the Parties and/or their respective Affiliates shall enter into the following agreements:

(a)                                 First Amendment to the Services Agreement by and between Ocwen Mortgage Servicing, Inc. and Altisource Solutions S.à r.l.

(b)                                 Second Amendment to the Services Agreement by and between Ocwen Financial Corporation and Altisource Solutions S.à r.l.

(c)                                  First Amendment to Technology Products Services Agreement by and between Ocwen Mortgage Servicing, Inc. and Altisource Solutions S.à r.l.

(d)                                 Second Amendment to the Technology Products Services Agreement by and between Ocwen Financial Corporation and Altisource Solutions S.à r.l.

(e)                                  First Amendment to the Intellectual Property License Agreement by and between Ocwen Mortgage Servicing, Inc. and Altisource Solutions S.à r.l.

(f)                                   Second Amendment to the Intellectual Property License Agreement by and between Ocwen Financial Corporation and Altisource Solutions S.à r.l.

(g)                                  First Amendment to Data Center and Disaster Recovery Services Agreement by and between Ocwen Mortgage Servicing, Inc. and Altisource Solutions S.à r.l.

(h)                                 Second Amendment to Data Center and Disaster Recovery Services Agreement by and between Ocwen Financial Corporation and Altisource Solutions S.à r.l.

5.                                      Contract Payment.

(a)                                 In partial consideration of the covenants and agreements contained herein, (i) on the date hereof (A) OMS shall be entitled to receive from Altisource a payment of Seventy Nine Million Two Hundred Thousand United States Dollars (US$79,200,000.00) and (B) OFC shall be entitled to receive from Altisource a payment of Eight Hundred Thousand United States Dollars (US$800,000.00), and (ii) following the date hereof (A) OMS shall be entitled to receive from Altisource a payment of Forty Eight Million Two Hundred Sixty Two Thousand Five Hundred United States Dollars (US$48,262,500.00), which amount shall be payable in (1) five (5) equal installments of the lesser of (w) Nine Million Six Hundred Fifty Two Thousand Five Hundred United States Dollars (US$9,652,500.00) or (x) ten percent (10%) of the Operating Cash Flow of Altisource, in each case on the fifteenth (15th) day of each of the five (5) calendar months following the date hereof and (2) one installment equal to (y) Forty Eight Million Two Hundred Sixty Two Thousand and Five Hundred Thousand United States Dollars (US$48,262,500.00) less (z) the aggregate amounts paid in subsection (A)(1) above, on the fifteenth (15th) day following the five (5) month anniversary of the date hereof, and (B) OFC shall be entitled to receive from Altisource a payment of Four Hundred Eighty Seven Thousand Five Hundred United States Dollars (US$487,500.00), which amount shall be payable in (1) five (5) equal installments of the lesser of (w) Ninety Seven Thousand Five Hundred United States Dollars (US$97,500.00) or (x) ten percent (10%) of the Operating Cash Flow of Altisource, in each case on the fifteenth (15th) day of each of the five (5) calendar months following the date hereof and (2) one installment equal to (y) Four Hundred Eighty Seven Thousand Five Hundred United States Dollars (US$487,500.00) less (z) the aggregate amounts paid in subsection (B)(1) above, on the fifteenth (15th) day following the five (5) month anniversary of the date hereof (collectively, the “Contract Payment”).  As used herein, “Operating Cash Flow” means operating cash flow, as defined in accordance with United States generally accepted accounting principles, consistently applied, as in effect on the date hereof.

6.                                      Cost Reimbursement.  The Ocwen Group shall be responsible for (and shall reimburse Altisource, if applicable) all applicable conversion or other restructuring costs

(including, without limitation, third party contracts and vendor termination costs, employee termination and severance costs, lease notice, renegotiation and termination costs, and joint venture wind-down costs) incurred by Altisource, as they relate to enabling Altisource to provide the Services and Ancillary Services with respect to the ResCap Business.

7.                                      Miscellaneous.

(a)                                 This Agreement may be executed in one or more counterparts, including by facsimile, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each Party hereto or thereto and delivered to the other Parties hereto or thereto.

(b)                                 This Agreement, the Services Agreements, the Services Letters, and the Ancillary Services Agreements contain the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter and there are no agreements or understandings between the Parties with respect to the subject matter hereof other than those set forth or referred to herein or therein.

(c)                                  Ocwen represents on behalf of itself and each other member of the Ocwen Group, and Altisource represents on behalf of itself, as follows:

(i)                                     each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; and

(ii) this Agreement has been duly executed and delivered by it and constitutes, or will constitute, a valid and binding agreement of it enforceable in accordance with the terms hereof.

(d)                                 This Agreement shall be governed by and construed and interpreted in accordance with the internal laws of the State of New York applicable to contracts made and to be performed wholly in such State and irrespective of the choice of law principles of the State of New York, as to all matters.

(e)                                  The provisions of this Agreement are solely for the benefit of the Parties hereto and are not intended to confer upon any Person except the Parties hereto any rights or remedies hereunder, there are no third party beneficiaries of this Agreement, and this Agreement shall not provide any third person with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.

(f)                                   All notices and other communications hereunder shall be in writing and shall be deemed given: (i) upon receipt if delivered personally or if mailed by registered or certified mail, return receipt requested and postage prepaid or (ii) at noon on the business day after dispatch if sent by a nationally recognized overnight courier; and (iii) if such notice is to Altisource, when (i) or (ii) has occurred and a copy is sent and received by e-mail to:

contractmanagement@altisource.com. All notices shall be delivered to the following address and e-mail address if to Altisource (or at such other address a party may specify by like notice):

If to Ocwen:

Ocwen Mortgage Servicing, Inc.

1402 Strand Street

Frederiksted, Virgin Islands 00840-3531

Attention: Corporate Secretary

With a copy (which alone shall not constitute notice)  to: ContractManagementMumbai@ocwen.com

If to Altisource, to:

Altisource Solutions S.à r.l.

291, Route d’Arlon

L-1150 Luxembourg

Attention:                                         Corporate Secretary

With a copy (which alone shall not constitute notice)  to: contractmanagement@altisource.com

Either Party may, by notice to the other Party, change the address to which such notices are to be given.

(g)                                  If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.  Upon any such determination, the Parties shall negotiate in good faith in an effort to agree upon a suitable and equitable provision to effect the original intent of the Parties.

(h)                                 The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(i)                                     Waiver by any Party hereto of any default by any other Party hereto of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default.

(j)                                    In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Party or Parties who are to be hereby aggrieved shall have the right to seek specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative.  The other Party or Parties shall not oppose the granting of such relief.  The Parties to this Agreement agree that the remedies at law for any breach or threatened breach hereof, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived.

(k)                                 No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by any Party hereto, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it is sought to enforce such waiver, amendment, supplement or modification.

(l)                                     Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires.  The terms “hereof,” “herein, “and “herewith” and words of similar import, unless otherwise stated, shall be construed to refer to this Agreement as a whole (including all of the schedules hereto) and not to any particular provision of this Agreement.  Article, Section, Exhibit, Schedule and Appendix references are to the articles, sections, exhibits, schedules and appendices of or to this Agreement unless otherwise specified.  Any reference herein to this Agreement, unless otherwise stated, shall be construed to refer to this Agreement as amended, supplemented or otherwise modified from time to time, as permitted by Section 7(k).  The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified. The word “or” shall not be exclusive. There shall be no presumption of interpreting this Agreement or any provision hereof against the draftsperson of this Agreement or any such provision.

8.                                      Dispute Resolution.

(a)                                 It is the intent of the Parties to use reasonable best efforts to resolve expeditiously any dispute, controversy or claim between or among them with respect to the matters covered hereby that may arise from time to time on a mutually acceptable negotiated basis.  In furtherance of the foregoing, a Party involved in a dispute, controversy or claim may deliver a notice (an “Escalation Notice”) demanding an in-person meeting involving representatives of the Parties at a senior level of management (or if the Parties agree, of the appropriate strategic business unit or division within such entity).  A copy of any such Escalation Notice shall be given to the General Counsel, or like officer or official, of the Party involved in the dispute, controversy or claim (which copy shall state that it is an Escalation Notice pursuant to this Agreement).  Any agenda, location or procedures for such discussions or negotiations between the Parties may be established by the Parties from time to time; provided, however, that the Parties shall use reasonable best efforts to meet within thirty (30) days of the Escalation Notice.

(b)                                 Any dispute, controversy or claim arising out of or relating to this Agreement not resolved pursuant to Section 8(a) above shall be brought in the United States

District Court for the Southern District of New York (if any Party to such action or proceeding has or can acquire jurisdiction).

9.                                      Public Announcements.  No Party to this Agreement shall make, or cause to be made, any press release or public announcement or otherwise communicate with any news media in respect of this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other Party hereto unless otherwise required by law, in which case the Party making the press release, public announcement or communication shall give the other Party reasonable opportunity to review and comment on such and the Parties shall cooperate as to the timing and contents of any such press release, public announcement or communication.

10.                               Assignment.  This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors and permitted assigns.  No Party hereto may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Party hereto; provided, however, that either Party may assign this Agreement without the consent of the other Party to any third party that acquires, by any means, including by merger or consolidation, all or substantially all the consolidated assets of such Party.  Any purported assignment in violation of this Section 10 shall be void and shall constitute a material breach of this Agreement.

11.                               Relationship of the Parties.  The Parties hereto are independent contractors and none of the Parties hereto is an employee, partner or joint venturer of the other.  Under no circumstances shall any of the employees of a Party hereto be deemed to be employees of the other Party hereto for any purpose.  Except as expressly provided herein, none of the Parties hereto shall have the right to bind the others to any agreement with a third party or to represent itself as a partner or joint venturer of the other by reason of this Agreement.

12.                               Waiver of Jury Trial. EACH PARTY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY, WAIVES (TO THE EXTENT PERMITTED BY APPLICABLE LAW) ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS AGREEMENT AND AGREES THAT ANY SUCH DISPUTE SHALL BE TRIED BEFORE A JUDGE SITTING WITHOUT A JURY.

13.                               Right of Set-Off.  Ocwen acknowledges that, in the event of a breach of any provision of this Agreement by any member of the Ocwen Group, Altisource shall have the right to set-off any money damages suffered by Altisource from any amounts otherwise payable by Altisource to Ocwen pursuant to this Agreement and/or to any member of the Ocwen Group pursuant to any other agreement between Altisource or any of its Affiliates on the one hand, and any member of the Ocwen Group on the other hand.

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IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first written above.

ALTISOURCE:

Altisource Solutions S.à r.l.

By:	/s/ William B. Shepro
Name:	William B. Shepro
Title:	Manager

OFC:

Ocwen Financial Corporation

By:	/s/ John V. Britti
Name:	John V. Britti
Title:	Executive Vice President and
Chief Financial Officer

OMS:

Ocwen Mortgage Servicing, Inc.

By:	/s/ Nakil Malik
Name:	Nakil Malik
Title:	Treasurer and Chief Financial Officer